Exhibit 99.1

iBio Reports Successful Preclinical Immunization Studies with Next-Gen Nucleocapsid COVID-19 Vaccine Candidate

Bryan, TX / July 15, 2021 / (GLOBE NEWSWIRE) / iBio, Inc. (NYSEA:IBIO) (“iBio” or the “Company”), a biotech innovator and biologics contract manufacturing organization, today announced that preclinical studies of IBIO-202, its subunit vaccine candidate that targets the nucleocapsid protein (“N protein”) of SARS-CoV-2, demonstrated a robust, antigen-specific, memory T-cell response.

Data on commercially available COVID-19 vaccines - all of which target the spike protein (“S protein”) - suggests that neutralizing titers are effective, but likely to wane over time. In addition, the robustness of T-cell priming and cellular immunity achieved by S protein-directed vaccines may not be sufficient to create a durable immune response, especially in the context of emerging variant strains of the virus. In contrast, the N protein gene is more conserved and stable than the spike, with 90% amino acid homology and fewer mutations over time. Notably, the SARS-CoV-2 N protein shares substantial sequence conservation with the nucleocapsid of other coronaviruses.

It has been observed that the N protein can induce SARS-specific T-cell proliferation. The IBIO-202 immunization data are consistent with that, as a strong, cytotoxic, memory T-cell response was seen, rather than an inflammatory response. In addition, T-cell priming was achieved via both intramuscular and intranasal administration, allowing for the further exploration of multiple routes of administration and their respective benefits.

“Studies of convalescent sera from patients that have recovered from SARS-CoV-2 infection have shown that the combination of N-directed and S-directed immunity is important,” said Martin Brenner, DVM. Ph.D., iBio’s CSO. “Accordingly, we believe the N protein strategy of IBIO-202 may be complementary with existing S-directed vaccines, conferring additional protective effects that more closely mimic the natural immune responses of patients that have cleared the virus.”

Additional characterization studies of IBIO-202 are ongoing.

About iBio, Inc.

iBio is a global leader in plant-based biologics manufacturing. Its FastPharming System® combines vertical farming, automated hydroponics, and novel glycosylation technologies to rapidly deliver high-quality monoclonal antibodies, vaccines, bioinks and other proteins. iBio is developing proprietary products which include biopharmaceuticals for the treatment of cancers, as well as fibrotic and infectious diseases. The Company’s subsidiary, iBio CDMO LLC, provides FastPharming Contract Development and Manufacturing Services along with Glycaneering Development Services™ for advanced recombinant protein design. For more information, visit www.ibioinc.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding the potential of IBIO-202, the N protein strategy of IBIO-202 being complementary with existing S protein directed vaccines, conferring additional protective effects that more closely mimic the natural immune responses of patients that have cleared the virus and plans to complete additional characterization studies of IBIO-202. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to successfully complete additional testing planned for IBIO-202, the N protein strategy of IBIO-202 being complementary with existing S protein directed vaccines, the Company’s ability to obtain regulatory approvals for commercialization of its product candidates, including its COVID-19 vaccines, or to comply with ongoing regulatory requirements, regulatory limitations relating to its ability to promote or commercialize the Company’s product candidates for specific indications, acceptance of the Company’s product candidates in the marketplace and the successful development, marketing or sale of the Company’s products, the Company’s ability to maintain its license agreements, the continued maintenance and growth of its intellectual property portfolio, the Company’s ability to establish and maintain collaborations, the Company’s ability to obtain or maintain the capital or grants necessary to fund its research and development activities, competition, the Company’s ability to retain its key employees or maintain its NYSE American listing, and the other risk factors discussed in the Company’s most recent Annual Report on Form 10-K and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contact:

Stephen Kilmer

iBio, Inc.

Investor Relations

(646) 274-3580

skilmer@ibioinc.com